Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Electromed, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	350,000	$9.42	$3,297,000.00	0.00011020	$363.33
Total Offering Amounts					$3,297,000.00		$363.33
Total Fee Offsets							—
Net Fee Due							$363.33

(1)	The number of shares of common stock, par value $0.01 per share (“Common Stock”), registered represents an aggregate of 350,000 shares of Common Stock issuable upon (a) the vesting of a maximum of 175,000 performance-based restricted stock units granted to James L. Cunniff pursuant to a Performance Stock Unit Agreement (Inducement Grant) (the “PSU Inducement Agreement”), and (b) the vesting of an option to purchase up to 175,000 shares of Common Stock granted to Mr. Cunniff pursuant to a Non-Qualified Stock Option Agreement (Inducement Grant) (the “Option Inducement Agreement” and, together with the PSU Inducement Agreement, the “Inducement Award Agreements”), each under NYSE American LLC Company Guide Section 711(a).

(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Inducement Award Agreements by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low sale prices per share of Common Stock on August 18, 2023, as reported on the NYSE American.